Calculation of Filing Fee Tables
S-8
W&T OFFSHORE INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.00001 per share	Other	12,000,000	$ 3.95	$ 47,400,000.00	0.0001381	$ 6,545.94
Total Offering Amounts:						$ 47,400,000.00		$ 6,545.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,545.94
Offering Note
[1]	Note 1a. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock which become issuable under the W&T Offshore, Inc. 2023 Incentive Compensation Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock. Note 1b. Represents 12,000,000 shares of common stock reserved for issuance under the Plan. Note 1c. Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on June 1, 2026 (such date being within 5 business days prior to the date of filing this Registration Statement).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources